EXHIBIT 4.7


                                                                    May 17, 2006

Mr. Paul Intlekofer
Chief Executive Officer
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577-2197

Dear Paul:


This letter ("Letter Agreement") represents our understanding of the basis upon which C.E. Unterberg, Towbin, LLC, a Delaware limited liability company ("CEUT"), and Dresdner Kleinwort Wasserstein Securities LLC ("DrKW") are engaged as co-advisors to provide financial advisory and investment banking services to Nutrition 21, Inc. (the "Company"). This letter solely relates to such financial advisory and investment banking services and not to any potential investment in the Company by CEUT or DrKW.

1. The Company hereby retains CEUT and DrKW to act as its co-exclusive financial advisors with respect to a best efforts private placement transaction of up to $10,000,000 of common stock, convertible notes, or convertible preferred stock (the "Securities"). The Company will not during the term of this engagement offer the Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, otherwise than through CEUT and DrKW, provided, however, that under no circumstances shall CEUT or DrKW be liable for failure to obtain or produce the proposed financing, and provided further that the Company is not obligated to sell any Securities.

2. As part of our engagement, CEUT and DrKW will provide the Company with the following services:

      a)    Identify and contact potential investors;

      b) As necessary, with management of the Company, meet with potential investors approved by the Company and provide them with such information furnished by the Company as may be appropriate; and

      c) Assist the Company in negotiating with identified potential investors.

3. As compensation for the services rendered by CEUT and DrKW hereunder, the Company agrees to pay the following fees at the closing for the sale of the Securities to investors:

      a)    To CEUT:

            i) a cash fee equal to 5.0% of the proceeds raised from investors, excluding the first $2.25 million of proceeds ("Excluded Proceeds") received from persons or entities who were existing investors on April 25, 2006 and their affiliates ("Existing Investors"); such proceeds other than Excluded Proceeds are referred to herein as "Net Proceeds", and the Securities purchased by investors for the Net Proceeds are referred to herein as "Net Securities"; and

            ii) common stock warrants (the "Warrants"), in the form of warrants issued to investors and with an exercise price equal to the purchase price of the Securities, to purchase a number of shares equal to 2.0% of the shares of common stock or common stock equivalents included in the Net Securities but not including common stock issuable on exercise of warrants issued to Investors;

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      b)    TO DrKW:

            i)    a cash fee equal to 2.0% of the Net Proceeds; and

            ii) Warrants to purchase a number of shares equal to 1.0% of the shares of common stock or common stock equivalents included in the Net Securities but not including common stock issuable on exercise of warrants issued to Investors.

      c) The common stock underlying the Warrants will be included in the registration statement filed related to the private placement transaction.

4. The Company also agrees to reimburse CEUT, but not DrKW, for its counsel and out-of-pocket expenses, provided that the maximum liability of the Company under this sentence shall in no event exceed $30,000; provided, however, that nothing herein shall limit the indemnification provided for in paragraph 5 below.

5. Each of CEUT and DrKW has entered into a separate letter agreement with the Company, dated the date hereof, providing for the indemnification of each of CEUT and DrKW by the Company in connection with the engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6. The Company recognizes and confirms that each of CEUT and DrKW in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company and that neither CEUT or DrKW assumes responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to CEUT and DrKW all necessary or appropriate information for use in its engagement and hereby warrants that any information relating to the Company that is furnished to CEUT and DrKW on behalf of the Company, will be true and correct in all material respects and not misleading.

7. The term of this engagement shall extend until the earlier of (i) closing of the private placement transaction and (ii) six (6) months from the date of this agreement, and shall automatically renew thereafter on a month-to-month basis until terminated in writing by either party. Any such termination shall not (except as provided herein) affect the compensation or indemnification provisions set forth herein, all of which shall remain in full force and effect. In addition, the Company shall be responsible for any fees as outlined above for any offering undertaken by the Company in lieu of the contemplated transaction described herein with any investors introduced by CEUT or DrKW that is concluded within nine months after the date of termination of this agreement.

8. Notwithstanding their engagement as placement agents hereunder, neither CEUT or DrKW may, without its prior written consent, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof).


9.Following completion of this engagement, each of CEUT and DrKW shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder; subject to prior written approval of the Company, which will not be unreasonably withheld.


10. This Agreement is governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of law, and will be binding upon and inure to the benefit of the Company and CEUT and their respective successors and assigns. The Company and CEUT and DrKW agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CEUT or DrKW hereunder. The Company also hereby submits to the jurisdiction of the state and federal courts located in New York County, New York in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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11. CEUT and DrKW have been retained under this agreement as independent contractors with no fiduciary or agency relationship to each other, to the Company or to any other party. The advice rendered by CEUT and DrKW pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. The Company acknowledges and agrees that in performing its services for the Company, (i) the obligations of each of CEUT and DrKW shall under all circumstances be deemed to be several and not joint; (ii) CEUT and DrKW are not employees or agents of one another, neither shall have any liability to the Company arising from the acts or omissions of the other, and neither shall have any authority to bind the other vis-a-vis any third party; and (iii) the rights of each of CEUT and DrKW and other indemnified persons and the obligations of the Company under each separate letter agreement referred to in paragraph 5 hereof shall be determined without reference to the rights of the indemnified parties and the obligations of the Company under the other separate letter agreement referred to in paragraph 5 hereof.


12. The Company acknowledges that each of CEUT and DrKW and their affiliates may have and may in the future have investment banking and other relationships with parties other than the Company, which parties may have interests with respect to this placement. Although CEUT and DrKW in the course of such other relationships may acquire information about the placement, potential purchasers of the Securities or such other parties, neither CEUT nor DrKW shall have any obligation to disclose such information to the Company or to use such information on behalf of the Company. Furthermore, the Company acknowledges that CEUT and DrKW may have fiduciary or other relationships whereby CEUT and DrKW may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential purchasers of the Securities or others with interests in respect of the placement. The Company acknowledges that each of CEUT and DrKW may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.


13. Please note that each of CEUT and DrKW is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our trading, brokerage and financing activities, each of CEUT and DrKW and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company.


If the foregoing correctly sets forth the understanding and agreement between CEUT, DrKW and the Company, please so indicate in the space provided for that purpose below, together with the enclosed duplicate original, and return one (1) of these originals to us, whereupon this letter shall constitute a binding agreement as of the date hereof.


Sincerely,


                                       C.E. Unterberg, Towbin, LLC


                                       By:      __________________


                                                Evonne Sepsis

                                                Managing Director




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                                       Dresdner Kleinwort Wasserstein Securities
                                       LLC


                                       By:      __________________

                                                __________________

                                                Managing Director


                                       By:      __________________

                                                __________________

                                                Managing Director


Approved and agreed to as of May 17, 2006:


Nutrition 21, Inc.

By:      _______________________
         Paul Intlekofer
         Chief Executive Officer







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                                                                    May 17, 2006

C.E. Unterberg, Towbin, LLC
350 Madison Avenue
New York, New York 10017


Ladies and Gentlemen:


In connection with the engagement of C.E. Unterberg, Towbin, LLC, a Delaware limited liability company ("CEUT"), to advise and assist Nutrition 21, Inc. (the "Company") with the subject matter in the letter agreement dated the date hereof between CEUT and the Company, the Company agrees that it will indemnify and hold harmless CEUT and its affiliates and their respective directors, officers, agents and employees and each other person controlling CEUT or any of CEUT's affiliates (collectively, the "Indemnified Parties"), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, "losses") (i) related to or arising out of (A) oral or written information provided by the Company, its employees or other agents, which information either the Company or CEUT provide to any actual or potential buyers, sellers, investors or offerees, or (B) any other action or failure to act by the Company, its directors, officers, agents or employees or by CEUT or any Indemnified Party at the Company's request or with the Company's consent, or (ii) otherwise related to or arising out of the engagement or any transaction or conduct in connection therewith and resulting primarily from the Company's negligence, bad faith or willful misconduct, except that these clauses (i) and (ii) shall not apply with respect to (x) any losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, or (y) any amount paid in settlement of claims without the Company's consent, which consent will not be unreasonably withheld.


In the event that the foregoing indemnity is unavailable to any Indemnified Party for any reason (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), then the Company agrees to contribute to any losses related to or arising out of the engagement or any transaction or conduct in connection therewith as follows. With respect to such losses referred to in clause (i) of the preceding paragraph, each of the Company and CEUT shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by CEUT, on the one hand, and by the Company and its security holders, on the other hand, from the actual or proposed transaction arising in connection with the engagement. With respect to any other losses, and for losses referred to in clause (i) of the preceding paragraph if the allocation provided by the immediately preceding sentence is unavailable for any reason, each of the Company and CEUT shall contribute in such proportion as is appropriate to reflect not only the relative benefits as set forth above, but also the relative fault of each of the Company and CEUT in connection with the statements, omissions or other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company and its security holders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, issuable, exchangeable or transferable in such transaction or proposed transaction, and benefits received by CEUT shall be deemed to be equal to the compensation paid by the Company to CEUT (whether in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by CEUT, on the other hand. CEUT and the Company agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary above, in no event shall CEUT be responsible for any amounts in excess of the amount of the compensation actually paid by the Company to CEUT (in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement).

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Promptly after CEUT receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, CEUT will notify the Company thereof; but the omission so to notify the Company shall not relieve the Company from any obligation hereunder unless, and only to the extent that, such omission results in its forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Party, the Company shall, upon written notice given reasonably promptly following CEUT's notice to the Company of such action or proceeding, be entitled to assume the defense thereof at its expense with counsel chosen by the Company and reasonably satisfactory to the Indemnified Parties; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (i) there are legal defenses available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Company, or (ii) a conflict or likely conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one counsel in any one legal action or group of related legal actions, and provided further that the Company will pay the fees and expense of such counsel only to the extent reasonable. The Company agrees that it will not, without the prior written consent of CEUT, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters that are the subject of CEUT's engagement (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise or consent includes an unconditional release of CEUT and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.


The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith except for losses incurred by the Company that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or have resulted from a breach of the engagement between the Company and CEUT.


The foregoing agreement is in addition to any rights CEUT may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company and each Indemnified Party. This agreement is governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of laws. Each of the parties hereto also hereby submits to the jurisdiction of the state and federal courts located in New York County, New York in any proceeding arising out of or relating to this agreement, agrees not to commence any suit, action or proceeding relating hereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. Solely for purposes of enforcing this agreement, each party hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this agreement is brought against the other party. Any right to trial by jury with respect to any claim or proceeding related to or arising out of the engagement, or any transaction or conduct in connection therewith or this agreement is waived.





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This agreement shall remain in full force and effect notwithstanding the completion or termination of the engagement.

                                               Very truly yours,

                                               Nutrition 21, Inc.

                                               By:      _______________________
                                                        Paul Intlekofer
                                                        Chief Executive Officer

Agreed:

C.E. Unterberg, Towbin, LLC

By:      ____________________________
         Evonne Sepsis
         Managing Director

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